                                                               EXHIBIT 10(o)


                               EMPLOYMENT AGREEMENT
                     VICE PRESIDENT OF SYSTEM SALES AND SUPPORT

This Employment Agreement ("Agreement") is made and entered into as of this 30th day of January, 1998 by and between GREASE MONKEY HOLDING CORPORATION, a Utah corporation ("Corporation") and GARY L. WOFFORD ("Executive").

WHEREAS, the Corporation and the Executive desire that the term of this Agreement begin on January 30, 1998 ("Effective Date"); and

WHEREAS, the Corporation desires to employ the Executive as its Vice President of System Sales and Support and Executive is willing to accept such employment by the Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Corporation and the Executive hereby agree as follows:

SECTION 1. DUTIES. During the term of this Agreement, the Executive agrees to be employed and to serve the Corporation as its Vice President of System Sales and Support, and the Corporation agrees to employ and retain the Executive in such capacity. In such capacity, the Executive shall render such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position. The Executive shall devote substantially all of his business time, energy and skills to the affairs of the Corporation, and shall report to the President and C.E.O.

SECTION 2.  TERM OF EMPLOYMENT.

2.1 DEFINITIONS. For the purposes of this Agreement the following terms shall have the following meanings:

2.1.1 "Termination For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of: (i) a conviction of Executive of a felony (whether or not such conviction is subject to appeal), (ii) fraud, (ii) misappropriation of any property or business of Corporation, (iv) default of any term or obligation of this Agreement, (v) death of the Executive, or (vi) dishonesty, gross neglect of duty, disparagement of the Corporation or other intentional acts or omissions which negatively and materially impact or impair the Corporation's ability to conduct its ordinary business in its usual manner.

2.1.2 "Termination Other Than For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation (other than in a Termination for Cause) and shall include constructive termination of the Executive's employment by reason of material breach of this Agreement by the Corporation, such constructive termination to be effective upon notice from the Executive to the Corporation of such constructive termination.

2.1.3 "Voluntary Termination" shall mean termination by the Executive of the Executive's employment by the Corporation other than (i) Constrictive Termination as described herein, (ii) "Termination Upon a Change in Control," and (iii) termination by reason of the Executive's death or disability as described herein.

2.1.4 "Termination Upon a Change in Control" shall mean a termination by the Executive of the Executive's employment with the Corporation within 120 days following a "Change in Control."

2.1.5 "Change in Control" shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten
(10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

2.1.6 "Continuing Directors" shall mean, as of any date of determination, any member of the Corporation's board of directors of the Corporation who (i) was a member of that board of directors on January 30, 1998, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Corporation's board of directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Corporation's board of directors at the time of such nomination or election or (y) at least three Continuing Directors.

2.2 INITIAL TERM. The term of employment of the Executive by the Corporation shall be for a period of three years beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to this Agreement. At any time prior to the expiration of the Initial Term, the Corporation and the Executive may by mutual written agreement extend the Executive's employment under the terms of this Agreement for such additional periods as they may agree.

2.3 TERMINATION FOR CAUSE. Termination For Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to the Executive. Upon Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan, stock incentive plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.4 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive of such termination. Upon any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan, stock incentive plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under the Corporation's stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

2.5 TERMINATION BY REASON OF DISABILITY. If, during the term of this Agreement, the Executive, in the reasonable judgment of the Corporation's board of directors, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than two consecutive months, the Corporation shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than stock incentive plan, pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.


2.6 DEATH. In the event of the Executive's death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than stock incentive plan, pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.7 VOLUNTARY TERMINATION. In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than stock incentive plan, pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation. Notwithstanding the above to the contrary, if the Corporation changes the Executive's title, working conditions or specifies duties so that the Executive's powers and duties are diminished or reduced, or include powers, duties or working conditions which are not generally consistent with the title of Vice President of System Sales and Support (a "Constructive Termination"), or if the Corporation changes the reporting relationship so that the Executive reports to another officer or employee, other than the President and C.E.O., then at any time thereafter, at the Executive's option and upon thirty days notice, and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of the Executive within said thirty day period, the Executive shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been terminated by the Corporation without cause.

2.8 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Termination Upon a Change in Control, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of any awards granted to the Executive under the Corporation's Stock Option
Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation, but no other compensation or reimbursement of any kind.

2.9 NOTICE OF TERMINATION. The Corporation may effect a termination of this

Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Executive of such termination. The Executive may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Corporation of such termination.

SECTION 3.  SALARY, BENEFITS AND BONUS COMPENSATION.

3.1 BASE SALARY. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Executive a base salary beginning at the Effective Date at the rate of $92,500 per annum payable in bi-monthly installments. The Executive's base salary shall be reviewed annually by the President and C.E.O. and the base salary for each year (or portion thereof) beginning January 1, 1998 shall be determined by the President and C.E.O. who may authorize an increase in the Executive's base salary.

3.2 BONUSES. The Executive shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the President and C.E.O. based upon its evaluation of the Executive's performance during such year. All such bonuses shall be reviewed annually by the President and C.E.O.

3.3 ADDITIONAL BENEFITS. During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

3.3.1 Executive Benefits. The Executive shall be eligible to participate in such of the Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, the Corporation's Stock Incentive Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, life insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Corporation, the Executive's employment with the Corporation will be deemed to have commenced on the Effective Date.

3.3.2 Vacation. The Executive shall be entitled to three weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

3.3.3 Reimbursement for Expenses. During the term of this Agreement, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement.

3.3.4 Stock Options. The Corporation shall grant to Executive, stock options on One Hundred Thousand (100,000) shares of the Corporation's common stock with an exercise price of $1.3125. Such stock options shall be issued and held in accordance with the Corporation's Stock Incentive Plan currently in effect.

SECTION 4.  SEVERANCE COMPENSATION.

4.1 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL. In the event the Executive's employment is terminated in a Termination Upon a Change in Control, the Executive shall be paid as severance compensation ("Severance Compensation") his base salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such Termination Upon a Change in Control. Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from the Corporation, a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section. The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Incentive Plan to the extent provided in the stock option agreement entered into at the time of grant. The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement.

4.2 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE. In the event the Executive's employment is terminated in a Termination Other Than for Cause, the Executive shall be paid as Severance Compensation his Base Salary (at the rate payable at the time of such termination), for a period of the lesser of the remaining portion of the Initial Term or twelve
(12) months from the date of such termination, on the dates specified in
Section 3.1; provided, however, that if the Executive is employed by a new employer during such period, the Severance Compensation payable to the Executive during such period will be reduced by the amount of compensation that the Executive is receiving from the new employer, officer. However, the Executive is under no obligation to mitigate the amount owed to the officer pursuant to this Section by seeking employment or otherwise. The Executive shall be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Incentive Plan to the extent provided in the stock option agreement entered into at the time of grant.

4.3 NO SEVERANCE COMPENSATION UPON OTHER TERMINATION. In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Executive's death or disability as described herein, the Executive or his estate shall not be paid any Severance Compensation.

4.4 LIMIT ON AGGREGATE COMPENSATION UPON A CHANGE IN CONTROL. Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control, the amount of Severance Compensation paid to the Executive, but exclusive of any payments to the Executive in respect of any stock options then held by the Executive (or any compensation deemed to be received by the Executive in connection with the exercise of any stock options at any time) or by virtue of the Executive's exercise of a right under the Stock Incentive Plan upon a Change in Control, shall not include any amount that the Corporation is prohibited from deducting for federal income tax purposes by virtue of Section 28OG of the Internal Revenue Code or any successor provision.

SECTION 5. OUTSIDE ACTIVITIES OF EXECUTIVE. Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for investing personal assets and/or those of family members in such form or manner that will not violate this Agreement and these activities will be permitted so long as they do not materially adversely affect the performance of the Executive's duties and obligations to the Corporation.

SECTION 6. WITHHOLDINGS. All compensation and benefits to the Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

SECTION 7. INDEMNIFICATION. In addition to any rights to indemnification to which the Executive is entitled to under the Corporation's articles of incorporation and bylaws, the Corporation shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Colorado Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay the Executive's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

SECTION 8. PROPRIETARY INFORMATION. Executive shall use his best efforts to preserve and protect the confidentiality of all proprietary and confidential information regarding the Corporation and its affiliates which he obtains or of which he otherwise becomes aware during the course of providing the services described in this Agreement (other than information that is already publicly available or which he may be required by law to disclose) ("Confidential Information"). Executive shall not disclose any Confidential Information to any entity other than (i) the Corporation's employees or its designated agents, or (ii) other than as necessary in the ordinary course of business. Executive acknowledges that the Confidential Information is a unique and valuable asset of the Corporation, represents a substantial investment of time and expense by the Corporation, and that any disclosure or other use of such information other than for the benefit of the Corporation would cause irreparable harm.

SECTION 9. RECORDS. Executive will keep complete, accurate and authentic accounts, notes, data and records ("Records") of his actions. The Records shall be the property of the Corporation. Upon request, Executive will promptly deliver the Records to the Corporation. Upon termination of this Agreement, Executive shall deliver promptly to the Corporation all Records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which relate in any way to the business, property, practices or techniques of the Corporation, including, but not limited to, all documents which in whole or in part contain any Confidential Information.

SECTION 10.  NON-COMPETITION COVENANT.

10.1 AGREEMENT NOT TO COMPETE. Executive agrees that, during the term of this Agreement and for a period of two years following the termination of this Agreement, he shall not, without the express written consent of the Corporation, engage in competition with the Corporation, directly or indirectly, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of any business of a type conducted by the Corporation.

10.2  GEOGRAPHIC EXTENT OF COVENANT.  The obligations of Executive under this section 10 shall apply to the United States.


SECTION 11. MISCELLANEOUS.

11.1 COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

11.2 ASSIGNMENT. The agreement of Executive to render services hereunder is personal in nature and shall not be assignable by Executive. The rights and benefits of Executive under this Agreement shall not be subject to voluntary or involuntary alienation, assignment or transfer. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and permissible assigns of the respective parties.

11.3 ENTIRE AGREEMENT. This Agreement is the entire agreement between Executive and The Corporation pertaining to the subject matter hereof and supersedes any and all prior negotiations, agreements, understandings and dealings pertaining to the subject matter hereof, whether written or oral.

11.4 AMENDMENTS AND MODIFICATIONS. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.5 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.6 EFFECT OF HEADINGS. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

11.7 GOVERNING LAW. The parties expressly agree that all the terms and provisions hereof shall be construed in accordance with the substantive laws of the State of Colorado.

11.8 NOTICES. All notices provided for hereunder shall be in writing and shall be deemed given and received (a) when personally delivered; (b) transmitted by facsimile transmission, provided sender obtains an electronic confirmation and also delivers a copy by mail or personal delivery, or (c) forty-eight (48) hours after the same are deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the applicable party at the following address: (i) if the Executive, to his office at the Corporation and (ii) if to the Corporation, to 216 16th Street, Suite 1100, Denver, CO 80202, Attention:
Charles E. Steinbrueck, or at such other office as he may designate from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

Grease Monkey Holding Corporation, a Utah corporation



/s/ Charles E. Steinbrueck
-------------------------------
By:  Charles E. Steinbrueck
Its: President and C.E.O.




/s/ Gary L. Wofford
-------------------------------
Gary L. Wofford